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                                                                  Exhibit 10(11)

                                 AMENDMENT TO
                             THE MEAD CORPORATION
                      DIRECTORS CAPITAL ACCUMULATION PLAN

     WHEREAS, The Mead Corporation ("Mead') heretofore established The Mead Corporation Directors Capital Accumulation Plan (the "Plan") and subsequently amended the Plan, and

     WHEREAS, Mead desires to further amend the Plan pursuant to the power reserved to Mead's Compensation Committee by subsection 12 of the Plan;

     NOW THEREFORE, the Plan is hereby amended, effective as of October 26, 2001 as follows:

1. Section 3.2 is revised to delete the last two sentences and add the following in substitute thereof:

          Except as provided in the Plan, each Annual Election to Participate shall be irrevocable by the Participant after the last day of the calendar month preceding its effective date. The term "Distribution Period" means, with respect to any Participant Account, a period of 5, 10, 15 or 20 calendar years (and includes a one-day period on which a lump sum amount is distributed on or after a Change in Control) as elected by the Participant for whom the Account is maintained.

          Subject to Section 8.1 (except as specifically otherwise provided in this Section 3.2), a Participant may revise an Annual Election to Participate with respect to the Distribution Period, the calendar year during which the Distribution Period commences and reduce or delay an Interim Distribution as follows:

                    (i) prior to a Change in Control, a Participant may revise a previously elected Distribution Period and the calendar year during which distributions are made for a Participant Account (such revision being permitted to include receiving all or a portion of a Participant Account in a lump sum following a Change in Control and prior to employment termination), provided that any such revision is effective only for distributions on or following a Change in Control and with respect to the balance of a Participant Account on a Change in Control.

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                    (ii)   at least three months prior to termination of service
               as a Director (whether before or after a Change in Control), a Participant may (A) revise (1) the Distribution Period or (2) the calendar year during which distributions commence following such termination with respect to the balance of a Participant Account on termination of service and (B) reduce or delay an Interim Distribution payable following employment termination.

               A Participant can revise an Annual Election to Participate in accordance with this subsection on a form furnished by and filed with the Plan Administrator at any time prior to the date stated in (i) or
          (ii), as applicable, in this subsection 3.2.

2. Section 8.1 is revised to delete the word "irrevocably" in the first sentence and to restate the last sentence to read as follows:

          The term "Distribution Payment Date" means July 20 of each year, except that if an election is filed in accordance with subsection 3.2 with respect to distributions following a Change in Control, the term includes July 20 of the year selected by a Participant to receive a lump sum distribution.

3. Section 12 is revised to (i) delete the word "and" at the end of (a), (ii) add a semi colon at the end of (b) and (iii) add the following:

          (c) a Participant's right to revise Distribution Payment Date(s) in accordance with Subsection 3.2 shall continue.